Exhibit 99.1
Company Contact:
Allen Dodge
Health Grades, Inc.
303-716-0041
adodge@healthgrades.com
For Immediate Release
Health Grades, Inc. Announces Second Quarter Results
- Year-to-date Revenues Grow 42% From Prior Year-
- Company Began Trading on NASDAQ SmallCap Market -
Golden, Colo. (August 3, 2005) — Health Grades, Inc. (NASDAQ: HGRD), an independent healthcare quality ratings, information and advisory services company, today reported financial results for the second quarter ended June 30, 2005.
•	Total revenues for the quarter increased 39% to approximately $4.9 million from $3.5 million in the second quarter of 2004 as a result of strong growth across all product areas. Sales of HealthGrades’ suite of marketing and quality assessment and improvement products to hospitals accounted for approximately $1.1 million or 78% of the increase in revenue; and sales of its quality information to employers, benefits consulting firms, consumers and others accounted for approximately $.3 million or 22% of the increase.

•	Total revenues for the six months ended June 30, 2005 increased 42% to approximately $9.6 million from $6.7 million for the first six months of 2004.

•	Income from operations was approximately $821,000 for the second quarter of 2005, an increase of approximately $197,000 or 32% from approximately $624,000 in the same period of 2004. Operating income for the six months ended June 30, 2005 was $1.4 million, an increase of $.5 million or 65% from the six months ended June 30, 2004.

•	Net income for the second quarter of 2005 was approximately $1.9 million or $0.05 per diluted share, compared to approximately $627,000 or $0.02 per diluted share, for the same period of 2004. Net income for the six months ended June 30, 2005 was $2.5 million or $0.07 per diluted share, compared to $824,000 or $0.03 per diluted share for the same period of 2004. Net income for the second quarter of 2005 includes an income tax benefit of $1.1 million. The benefit for the six months ended June 30, 2005 consists principally of the elimination of a valuation allowance for deferred tax assets of $1.5 million, offset by a provision for income taxes for the six months ended June 30, 2005 of $.4 million. The valuation allowance is described in the HealthGrades Annual Report on Form 10-K for the year ended December 31, 2004. The previously recorded valuation allowance resulted from the uncertainty regarding the ability of the company to realize the benefits of the related deferred tax asset. Based upon the criteria set forth in the HealthGrades Annual Report on Form 10-K, management determined that complete elimination of the valuation allowance was appropriate in the second quarter of 2005. The company anticipates that it will incur income tax expense at a rate of between 37-39% for the remainder of 2005.
•	HealthGrades completed the quarter ended June 30, 2005 with approximately $8.0 million in cash and cash equivalents.
Kerry Hicks, President and Chief Executive Officer of Health Grades, Inc. stated, “The second quarter of 2005 is our sixth consecutive quarter of positive net income. These results underscore continued progress in HealthGrades' efforts to be recognized as the healthcare ratings leader. In addition, we continue to invest in the company’s growth by developing new products, enhancing our ratings information and expanding strategic relationships. These investments include developing and hosting applications, under our recently announced agreement with Hewitt Associates L.L.C., designed to enable Hewitt’s clients to make available to their employees and other participants enhanced healthcare quality information. In addition, we have continued to enhance our physician data and we recently launched our Physician Online Marketing™ program.”
As previously announced, HealthGrades will hold a conference call to discuss second quarter financial results today, at 9:00 a.m. Mountain Time/11:00 a.m. Eastern Time. If you would like to participate, please dial 800-588-4973 ten minutes before the scheduled start time. The conference call confirmation number is 12325318, the host name is Allen Dodge, and the Company is HealthGrades. The telephone replay will be available beginning one hour after the conclusion of the teleconference at 888-843-8996, passcode 12325318, and will remain available for replay until September 2, 2005.

HEALTH GRADES, INC.
Condensed Statements of Income
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Revenue:
Ratings and advisory revenue	$4,868,748	$3,500,314	$9,568,675	$6,717,737
Other	387	867	6,939	1,117

	4,869,135	3,501,181	9,575,614	6,718,854

Expenses:
Cost of ratings and advisory revenue	795,997	548,103	1,522,757	1,210,306

Gross margin	4,073,138	2,953,078	8,052,857	5,508,548

Operating expenses:
Sales and marketing	1,270,813	1,152,999	2,615,756	2,244,449
Product development	734,664	445,232	1,517,958	910,682
General and administrative	1,246,867	731,214	2,563,872	1,534,423

Income from operations	820,794	623,633	1,355,271	818,994

Other:
Gain on sale of assets and other	1,405	—	1,405	—
Interest income	34,316	3,233	54,748	5,083
Interest expense	(73)	—	(73)	—

Income before income taxes	856,442	626,866	1,411,351	824,077
Income taxes	1,051,017	—	1,051,017	—

Net income	$1,907,459	$626,866	$2,462,368	$824,077

Net income per common share (basic)	$0.07	$0.03	$0.09	$0.03

Weighted average number of common shares used in computation (basic)	26,889,435	25,030,159	26,437,470	24,932,969

Net income per common share (diluted)	$0.05	$0.02	$0.07	$0.03

Weighted average number of common shares used in computation (diluted)	34,955,601	33,023,883	34,703,918	32,545,662

HEALTH GRADES, INC.
Condensed Balance Sheets
(Unaudited)

	JUNE 30,	DECEMBER 31,
	2005	2004
ASSETS
Cash and cash equivalents	$8,035,071	$6,153,862
Accounts receivable, net	2,567,407	3,034,375
Prepaid expenses and other	468,369	253,839
Deferred income taxes	1,593,416	—

Total current assets	12,664,263	9,442,076

Property and equipment, net	1,116,663	382,870
Intangible assets, net	209,093	—
Goodwill	3,106,181	3,106,181
Deferred income taxes	16,324	—

Total assets	$17,112,524	$12,931,127

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$309,781	$44,035
Accrued payroll, incentive compensation and related expenses	879,089	1,178,581
Accrued expenses	243,467	322,777
Current portion of capital lease obligations	1,271	—
Current portion of deferred rent	45,974	—
Deferred income	8,125,606	7,729,195
Income taxes payable	—	71,298

Total current liabilities	9,605,188	9,345,886

Long-term portion of capital lease obligations	5,919	—
Long-term portion of deferred rent	349,767	—

Total liabilities	9,960,874	9,345,886

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, 2,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized, and 46,985,114 and 44,880,176 shares issued in 2005 and 2004, respectively	46,985	44,880
Additional paid-in capital	91,196,344	90,094,408
Accumulated deficit	(70,324,099)	(72,786,467)
Treasury stock, 19,563,390 shares	(13,767,580)	(13,767,580)

Total stockholders’ equity	7,151,650	3,585,241

Total liabilities and stockholders’ equity	$17,112,524	$12,931,127

About HealthGrades
HealthGrades (Nasdaq:HGRD) is the leading healthcare ratings company, providing ratings and profiles of hospitals, nursing homes and physicians to consumers, corporations, health plans and hospitals. Consumers and some of the nation’s largest employers, health plans and hospitals rely on HealthGrades’ independent ratings to make healthcare decisions based on the quality of care. More information on the company can be found at http://www.healthgrades.com.